Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Julie Rakes	Tatiana Stead
703.720.2455	703.720.2455	804.284.5800	703.720.2352

FOR IMMEDIATE RELEASE: October 22, 2015
Capital One Reports Third Quarter 2015 Net Income of $1.1 billion, or $1.98 per share
McLean, Va. (October 22, 2015) – Capital One Financial Corporation (NYSE: COF) today announced net income for the third quarter of 2015 of $1.1 billion, or $1.98 per diluted common share, compared to the second quarter of 2015 with net income of $863 million, or $1.50 per diluted common share, and the third quarter of 2014 with net income of $1.1 billion, or $1.86 per diluted common share. Net income for the third quarter of 2015, adjusted for the impact of a build in the U.K. Payment Protection Insurance customer refund reserve (“U.K. PPI Reserve”) of $69 million, was $1.2 billion or $2.10 per diluted common share.
“Capital One posted solid results in the third quarter, highlighted once again by strong growth in our Domestic Card business,” said Richard D. Fairbank, Chair and Chief Executive Officer. “Capital One continues to deliver attractive risk-adjusted returns today while investing to sustain growth and returns over the long-term.”
All comparisons below are for the third quarter of 2015 compared with the second quarter of 2015 unless otherwise noted.
Third Quarter 2015 Income Statement Summary:

•
Total net revenue increased 4 percent to $5.9 billion, including ($49) million of contra-revenue from a build in the U.K. PPI Reserve, compared to ($37) million contra-revenue in the second quarter of 2015.

•	Total non-interest expense decreased 4 percent to $3.2 billion:

•	8 percent increase in marketing.

•
6 percent decrease in operating expense, including $20 million build in the U.K. PPI Reserve, compared to $147 million in restructuring charges and a build of $41 million in the U.K. PPI Reserve in the second quarter of 2015.

•	Pre-provision earnings increased 16 percent to $2.7 billion.

•	Provision for credit losses decreased 3 percent to $1.1 billion.

•	Efficiency ratio of 53.56 percent; Efficiency ratio excluding build in the U.K. PPI Reserve of 52.78 percent.

Capital One Third Quarter 2015 Earnings

Third Quarter 2015 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 12.1 percent at September 30, 2015.

•	Net interest margin of 6.73 percent, up 17 basis points; Net interest margin excluding the contra-revenue impact of the build in the U.K. PPI Reserve of 6.75 percent.

•	Period-end loans held for investment in the quarter increased $3.6 billion, or 2 percent, to $213.3 billion.

•	Domestic Card period-end loans increased $3.2 billion, or 4 percent, to $82.2 billion.

•	Consumer Banking period-end loans decreased $186 million, or less than 1 percent, to $71.0 billion:

•	Auto period-end loans increased $1.1 billion, or 3 percent, to $41.1 billion.

•	Home loans period-end loans decreased $1.3 billion, or 5 percent, to $26.3 billion, driven by run-off of acquired portfolios.

•	Commercial Banking period-end loans increased $881 million, or 2 percent, to $52.1 billion.

•	Average loans held for investment in the quarter increased $4.9 billion, or 2 percent, to $211.2 billion.

•	Domestic Card average loans increased $4.5 billion, or 6 percent, to $80.4 billion.

•	Consumer Banking average loans decreased $270 million, or less than 1 percent, to $71.1 billion:

•	Auto average loans increased $1.0 billion, or 3 percent, to $40.6 billion.

•	Home loans average loans decreased by $1.3 billion, or 5 percent, to $26.9 billion, driven by run-off of acquired portfolios.

•	Commercial Banking average loans increased $616 million, or 1 percent, to $51.6 billion.

•	Period-end total deposits increased $4.1 billion, or 2 percent, to $212.9 billion, while average deposits increased $1.8 billion to $211.0 billion.

•	Interest-bearing deposit rate decreased by 1 basis point to 0.58 percent.
Earnings Conference Call Webcast Information
The company will hold an earnings conference call on October 22, 2015 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us”, then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through November 2, 2015 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2014.

Capital One Third Quarter 2015 Earnings

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $212.9 billion in deposits and $313.7 billion in total assets as of September 30, 2015. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
###